EXHIBIT 99.15

MODIFICATION AND WAIVER AGREEMENT

This Modification and Waiver Agreement (“Agreement”) dated as of June 7, 2006 is entered into by and between BlastGard International, Inc., a Colorado corporation (the “Company”) and Argyll Equities, LLC (“Argyll” or the “Warrant Holder”).

WHEREAS, in December 2004, the Company sold Argyll 680,000 shares of Common Stock at a purchase price of $1.50 per share and Class B Common Stock Purchase Warrants (the “Class B Warrants”) to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $3.00 per share; and

WHEREAS, the Company is seeking to raise up to $2,500,000 from new investors (the “New Investors”) who would provide debt financing to the Company on a secured basis, secured by all the assets of the Company and its subsidiary, BlastGard International, Inc. (“Subsidiary”) (the “Collateral”), but subordinated to the rights of certain other persons who would maintain a first priority secured interest in the Collateral and the Subsidiary would guarantee the obligations of the Company; and

WHEREAS, the Warrant Holder is being asked by the New Investors to make certain concessions with respect to its Class B Warrants; and

WHEREAS, the Warrant Holder and the Company desire to modify the Class B Warrants to their mutual benefit.

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Subscribers hereby agree as follows:

1. For the purposes of the completion of the financing with the New Investors, the Warrant Holder, which owns Class B Warrants exercisable at $3.00 per share, shall waive the adjustment provisions contained in section 3.4 of its warrant solely in connection with the completion of the new financing (including, without limitation, the issuance of all securities contemplated therein, the conversion of the Notes and the exercise of Warrants) and not in connection with any future share issuance or reduction. Such waiver shall also apply to warrants to purchase 80,000 shares (and the underlying shares) exercisable at $1.00 per share granted to members of the law firm of Morse & Morse, PLLC in connection with the completion of the new financing. In exchange for this waiver, the Class B Warrants shall be exercisable at $1.50 per share upon the completion of the financing with New Investors.

2. All other terms and conditions of the Class B Warrants shall remain in full force and effect.

3. This Modification and Waiver Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof. A copy of this Agreement annexed to the Class B Warrants shall be sufficient to reflect the amendment thereto.

4. The undersigned agrees that it has read the foregoing Agreement and understands and agrees to it and that the Class B Warrants as amended by this Modification Agreement and by the terms set forth herein represent the entire agreement between the parties

BLASTGARD INTERNATIONAL, INC.
the “Company”

By:
(authorized officer)

ARGYLL EQUITIES, LLC

By:
(authorized officer)